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              SILICON VALLEY BANCSHARES ANNUAL REPORT ON FORM 10-K
               EXHIBIT 11.1 - CALCULATION OF EARNINGS PER SHARE


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
Years Ended December 31,                    1997     1996      1995      1994     1993
------------------------                  -------- --------  --------  -------- --------
                                                (Dollars and shares in thousands,
                                                     except per share amounts)
BASIC EARNINGS PER SHARE:

Income available to common shareholders   $27,678  $21,466   $18,153   $9,066   $1,601
Weighted average shares outstanding         9,685    9,213     8,747    8,335    7,960
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Basic earnings per share                  $  2.86  $  2.33   $  2.08   $ 1.09   $ 0.20
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DILUTED EARNINGS PER SHARE:

Income available to common shareholders   $27,678  $21,466   $18,153   $9,066   $1,601

Weighted average shares outstanding         9,685    9,213     8,747    8,335    7,960
Effect of dilutive securities                 484      478       397      198      203
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Weighted average diluted shares
  outstanding                              10,169    9,691     9,144    8,533    8,163
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Diluted earnings per share                $  2.72  $  2.21   $  1.98   $ 1.06   $ 0.20
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